Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	John Waelti
Financial Relations Board
312-640-6760
jwaelti@frbir.com

COBRA ELECTRONICS REPORTS FOURTH QUARTER RESULTS

14.3 Percent Increase in Sales Led by Mobile Navigation

Board of Directors Declares Annual Dividend

CHICAGO, IL – FEBRUARY 23, 2007 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global manufacturer of mobile communications and navigation products, today announced a 14.3 percent increase in sales to $53.3 million for its fourth quarter ended December 31, 2006, from $46.6 million in the fourth quarter of 2005. This increase included $2.7 million in sales from its recent acquisition of Performance Products Limited (“PPL”), as well as a 62.4 percent increase in the sale of mobile navigation products domestically. Also contributing to the increase in sales was continued strong demand for the company’s radar detection products, resulting in a 27.1 percent increase in the sales of this product line.

Cobra also reported fourth quarter net earnings of $1.8 million, or $0.27 per fully diluted share, compared to net earnings in the prior year, including non-recurring events, of $3.7 million, or $0.56 per fully diluted share. Net earnings were adversely impacted by a net loss of approximately $500,000 at PPL, as non-cash charges of $733,000, including amortization of intangible assets written up in connection with the acquisition and foreign exchange losses associated with the strengthening of the pound sterling against the US dollar, eroded this subsidiary’s operating profit.

“Cobra turned in a solid quarter as we continued to recover from the losses earlier this year,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “We were particularly pleased by the increase in sales of mobile navigation products, led by our newest entry in this market, the NAV ONE TM 2500. This product was featured on one of the home shopping cable channels during the recent holiday shopping season and sold more than 23,000 units in a 24 hour period. This strong consumer acceptance of our newest generation of mobile navigation products is highly promising for the platform that will drive the growth of this business in the future.”

Radar detection products also turned in a strong performance in the fourth quarter. Cobra’s cutting-edge technology and eye-catching designs continue to attract both retailers and consumers, leading to increased placement and higher market share. In discussing these results, Mr. Bazet noted, “Cobra’s innovation in this category has established our company as the clear market leader. We are very excited by the new radar detection products introduced last month at the International Consumer Electronics Show and anticipate not only increasing our market share in 2007 but also driving category growth. These new products also will demonstrate the first synergies between Cobra and PPL, as we use PPL’s experience and database skills to develop the first GPS-enabled speed and red light camera detection system in the United States.”

Gross margins for the fourth quarter were 25.8 percent, as compared with 28.0 percent in the fourth quarter of 2005. In part, the decline in gross margin is due to the non-recurring benefit of approximately 1.6 points received in the fourth quarter of last year from the termination of the development agreement with Horizon Navigation. Additionally, margins continue to reflect incremental airfreight expenses and product costs for two-way radios, as the effects of the vendor difficulties experienced earlier this year continue to ripple through the system due to the strong retail sell-through of the lithium-ion battery powered radios. Finally, the impact of lower selling prices for current, fully-featured mobile navigation products on prices attainable for older models has been taken into account as Cobra has identified channels for these older products but is required to reflect anticipated selling prices in the current period. The impact of these factors on gross margin was offset, in part, by a 47.9 percent gross margin at PPL.

Selling, general and administrative expenses for the fourth quarter were $11.1 million, an increase of 13.3 percent from the fourth quarter of 2005. Included in these expenses were SG&A expenses of $1.6 million at PPL and non-capitalized professional fees of more than $300,000 to assist with accounting and regulatory matters pertaining to this acquisition. Absent these expenses, Cobra’s SG&A expenses would have been $9.1 million, 6.4 percent below those of the prior year. In part, this reduction was due to the decision not to pay bonuses or profit sharing in 2006 based on the company’s performance.

Operating results for PPL, including sales and gross profit, were below expectations due to the failure of one of the company’s vendors to produce a product that was anticipated to be available for the holiday season. Additionally, PPL recorded several non-cash charges, including $456,000 of amortization related to intangible assets that were fair valued in accordance with U.S. GAAP purchase price allocation requirements. The company also has entered into certain forward contracts for the purchase of U.S. dollars used for vendor payments. These contracts, when marked-to-market in accordance with GAAP, resulted in a loss of $210,000 for the period; this loss will be reversed upon the maturation of each underlying contract.

Cobra recorded a lower tax provision in the fourth quarter than was applied in the first three quarters of 2006 as the research and development tax credit was reinstated.

Cobra also announced that its Board of Directors has declared an annual cash dividend of $0.16 per share, payable on April 27, 2007 to shareholders of record on April 13, 2007. “We continue to have tremendous confidence in the future of our company and our Board has expressed this confidence by continuing the payment of an annual dividend,” said Mr. Bazet. “We are pleased to take this action to contribute to the total return to our shareholders.”

For the year, Cobra reported a 15.5 percent increase in sales to $153.7 million from $133.1 million in 2005. Cobra reported a net loss for the year of $1.6 million as compared to net earnings in the prior year of $12.0 million. Cobra’s loss in 2006 included impairment charges on intangible assets and losses on inventory pertaining to first generation GPS and mobile navigation products of $5.0 million. Cobra’s earnings in 2005 included gains of $10.2 million pertaining to several non-recurring events, including a gain on life insurance paid upon the death of the company’s former CEO, a gain on the sale of vacant property adjacent to the company’s headquarters and a gain on the termination of the company’s agreement with Horizon Navigation.

Cobra continues to maintain a strong balance sheet, even as it has taken on debt to fund the acquisition of PPL. The company had interest-bearing debt of $16.7 million as of December 31, 2006. Inventory at the end of the fourth quarter increased to $29.0 million from $21.8 million in the prior year; included in the current year’s figure is $3.5 million of inventory at PPL. Accounts receivable at the end of the quarter were $28.3 million (including $2.1 million for PPL), down from $28.7 million one year earlier. This decline in accounts receivables for Cobra reflects the terms of sale for certain customers that had greater sales in 2006 than in 2005. Net book value per share as of December 31, 2006 declined to $10.80 from $11.13 one year ago.

Mr. Bazet also provided the company’s outlook for the first quarter of 2007 and the balance of the year. “Cobra is forecasting that first quarter results will be better than those of 2006, at both the top line and bottom line. Our domestic sales for the first quarter are anticipated to be greater than last year, with a particularly strong performance in two-way radios as the production difficulties of last year are not repeated. European sales also are expected to show strength, as new marketing and distribution channels identified in late 2006 are pursued. Moreover, we anticipate that PPL will have a strong quarter and will be profitable unless there is a substantial further decline in the US dollar as compared to the pound sterling, which would result in further non-cash charges as futures contracts are marked-to-market. Extending our outlook to the entire year, we are forecasting substantially improved performance in 2007, again both at the top and bottom lines. We are particularly pleased to have secured national distribution of our newest mobile navigation product, the NAV ONE 2100, at a suggested retail price of $299; this product is scheduled to begin shipping to customers in March. PPL also will be accretive to earnings, as new products are introduced and gain further distribution. However, non-cash charges related to the amortization of intangible assets written up in accordance with US GAAP will continue to negatively affect earnings through the year.”

Cobra will be conducting a conference call on February 23, 2007 at 11:00 a.m. EST to discuss fourth quarter results as well as its current strategies and outlook. The call can be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics Corporation (“Cobra”) is a leading global designer and marketer of navigation and communication products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band radio industries, Cobra identified new growth opportunities and has expanded into the GPS, mobile navigation and marine markets over the past few years. Cobra’s acquisition of Performance Products Limited (“PPL”), a designer and marketer of award-winning GPS locators for speed camera detection, personal navigation devices and vehicle entertainment and security systems, vastly expands the company’s reach in the U.K. and Europe. The acquisition also provides access to PPL’s downloadable database of speed camera locations and other intellectual property. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. For more information regarding Cobra, please go to the company’s website, www.cobra.com. For more information on PPL and its products, please go to www.snooperuk.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the company’s success in integrating acquisitions, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net sales	$53,254	$46,610	$153,695	$133,084
Cost of sales	39,533	33,566	123,742	98,949

Gross profit	13,721	13,044	29,953	34,135
Selling, general and administrative expenses	11,065	9,769	32,620	30,614

Operating income (loss)	2,656	3,275	(2,667)	3,521
Other income (expense):
Interest expense	(395)	(17)	(479)	(89)
Other, net	(22)	890	63	10,151

Earnings (loss) before taxes	2,239	4,148	(3,083)	13,583
Tax provision (benefit)	432	435	(1,449)	1,599
Minority Interest	(4)	—	(4)	—

Net earnings (loss)	$1,811	$3,713	$(1,630)	$11,984

Net earnings (loss) per common share:
Basic	$0.28	$0.57	$(0.25)	$1.86
Diluted	$0.27	$0.56	$(0.24)	$1.81

Weighted average shares outstanding:
Basic	6,459	6,458	6,482	6,448
Diluted	6,662	6,689	6,719	6,609

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2006	December 31, 2005
ASSETS:

Current assets:
Cash	$1,878	$6,704
Accounts receivable, net	28,320	28,710
Inventories, net	29,039	21,837
Other current assets	14,006	14,225

Total current assets	73,243	71,476

Net property, plant and equipment	7,625	6,898

Total other assets	35,890	14,548

Total assets	$116,758	$92,922

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$6,097	$5,292
Accrued liabilities	11,944	8,239
Short-term debt	1,060	—

Total current liabilities	19,101	13,531

Non-current liabilities:
Long-term debt	15,614	—
Deferred taxes	5,337	1,691
Deferred compensation	5,858	5,062
Other long-term liabilities	1,075	386

Total non-current liabilities	27,884	7,139

Minority Interest	4	—

Total shareholders’ equity	69,769	72,252

Total liabilities and shareholders’ equity	$116,758	$92,922